Exhibit 99.1

TRANSTECH SERVICES PARTNERS INC. ANNOUNCES THE EXERCISE OF THE UNDERWRITERS'
OVER-ALLOTMENT OPTION. SEPARATE TRADING OF COMMON STOCK AND WARRANTS TO BEGIN ON JUNE 20, 2007

June 13, 2007 - New York, NY - TransTech Services Partners Inc. (OTCBB: TTSPU) announced today that the underwriters for its initial public offering exercised in full their option to purchase the 675,000 units subject to the underwriters’ over-allotment option and purchased such units on June 13, 2007. Each unit consists of one share of common stock and one warrant to purchase one share of common stock.

The total of 5,175,000 units sold in the initial public offering (including the 675,000 units subject to the underwriters’ over-allotment option) were sold at an offering price of $8.00 per unit, generating total gross proceeds of $41,400,000 to the Company. Of this amount, $40,754,500 was placed in trust. Cowen and Company, LLC and Maxim Group LLC acted as underwriters of the offering.

TransTech also announced today that, commencing with the opening of trading on June 20, 2007, the common stock and warrants included in TransTech’s outstanding units will commence separate trading on the Over-The-Counter Bulletin Board. Holders of these units may elect to trade the component shares of common stock and warrants separately. Those units not separated will continue to trade on the Over-The-Counter Bulletin Board under the symbol TTSPU, and each of the common stock and the warrants will trade on the Over-The-Counter Bulletin Board under the symbols TTSPJ and TTSPW, respectively.

TransTech Services Partners Inc., is a newly organized Business Combination Company™ formed for the purpose of acquiring, through merger, capital stock exchange, asset acquisition, stock purchase or other similar business combination, a business in the business service industry. TransTech initially intends to focus on one or more small-to mid-market U.S. and/or European based operating companies engaged in the delivery of Information Technology and Information Technology Enabled Services, Business Process Outsourcing and/or Knowledge Process Outsourcing, whose operations are particularly suitable for operational and productivity improvements, which would include leveraging delivery centers located in offshore countries, such as India.

A registration statement relating to these units and the underlying securities was declared effective by the Securities and Exchange Commission on May 23, 2007. This press release shall not constitute an offer to sell nor the solicitation of an offer to buy any securities in any state or jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any state or jurisdiction. A copy of the prospectus relating to this offering may be obtained from Cowen and Company, LLC, c/o ADP, 1155 Long Island Avenue, Edgewood, NY 11717, Attn: Prospectus Dept., (631) 254-7106; or Maxim Group LLC, 405 Lexington Avenue, New York, New York 10174, Telephone: (800) 724-0761.

Company Contact:

LM Singh
Chief Financial Officer and Vice President
Telephone: +1 (212) 696-5977/ +1 (732) 207-7713
Email: lmsingh@usa.net